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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO NEW YORK QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco New York Quality Municipal Securities, was held on July 16, 2010 and was adjourned until August 13, 2010 and further adjourned until September 10, 2010. The Meeting on September 10, 2010 was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                        Votes
Matters                                   Votes For   Withheld
-------                                   ---------   --------
(1) Albert R. Dowden...................   3,143,517    595,050
    Lewis F. Pennock...................   3,148,379    590,188
    Hugo F. Sonnenschein...............   3,148,258    590,309
    Raymond Stickel, Jr................   3,143,810    594,757
    Prema Mathai-Davis (P).............          61          1

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(P)  Election of trustee by preferred shareholders only.